EXHIBIT 5.1

[Gardner Carton & Douglas LLP Letterhead]

December 14, 2006

SPX Corporation

13515 Ballantyne Corporate Place

Charlotte, NC 28277

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to SPX Corporation, a Delaware corporation (the “Corporation”), in connection with the filing of a Registration Statement on Form S-8 by the Corporation under the Securities Act of 1933, as amended (the “Registration Statement”), which Registration Statement registers 100,000 shares of Common Stock, par value $10 per share (the “Common Stock”), reserved for issuance under the Corporation’s 2006 Non-Employee Directors’ Compensation Plan (the “Plan”).  In that capacity, we have reviewed the Certificate of Incorporation and Bylaws of the Corporation, both as amended to date, the Registration Statement, the Plan, the originals or copies of corporate records reflecting the corporate action taken by the Corporation in connection with the approval of the Plan and the issuance of the Common Stock under the Plan and such other instruments as we have deemed necessary for the issuance of this opinion.

Based upon the foregoing, we are of the opinion that the Common Stock to be offered under the Plan has been duly authorized by all requisite action on the part of the Corporation and, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Gardner Carton & Douglas LLP